EXHIBIT 2.1







                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                       AND

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                   IVG CORP.,

                           SES ACQUISITION 2001, INC.,

                       CHEYENNE MANAGEMENT COMPANY, INC.,

                                SES-CORP., INC.,

                                  DENNIS LAMBKA

                                       AND

                                   RONALD BRAY







                              AS OF MARCH 30, 2001

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                       AND

                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of March 30, 2001, among IVG CORP., a Delaware corporation ("IVG"), SES ACQUISITION 2001, INC., a Delaware corporation and a wholly owned subsidiary of IVG ("ACQUISITION"), CHEYENNE MANAGEMENT COMPANY, INC., a Michigan corporation ("CHEYENNE"), SES-CORP., INC., a Delaware corporation ("SES"), and DENNIS LAMBKA AND RONALD BRAY (collectively, the "SHAREHOLDERS").

                                    RECITALS

         A. IVG, Acquisition, Cheyenne, SES and the Shareholders are parties to that certain Asset Purchase Agreement and Agreement and Plan of Merger, dated as of December 29, 2000, and desire to amend such agreement and to restate such agreement in its entirety as so amended.

         B. SES is engaged in the business of operating professional employment organizations (such business is referred to herein as the "BUSINESS"). --------

         C. Cheyenne desires to sell and Acquisition desires to purchase certain assets of Cheyenne used or useful in the Business, subject to the terms and conditions hereof (the "ASSET PURCHASE").

         D. The parties intend that, subject to the terms and conditions hereof, immediately after the closing of the Asset Purchase, Acquisition will merge with and into SES (the "MERGER"). SES will be the surviving corporation (the "SURVIVING CORPORATION") and will become a wholly owned subsidiary of IVG.

         E. The Merger will occur pursuant to the applicable provisions of the laws of the State of Delaware. Upon the Merger, all outstanding Common Stock of SES will be converted into Common Stock of IVG and all outstanding Common Stock of Acquisition will be converted into Common Stock of SES, in each case in the manner and on the basis determined herein.

         F. The Boards of Directors of IVG and Cheyenne each have approved the Asset Purchase, and the Boards of Directors of IVG, Acquisition and SES each have approved the Merger, upon the terms and subject to the conditions set forth herein.

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         G. The Shareholders are the sole shareholders of Cheyenne and the beneficial owners and holders of record of 100% of the issued and outstanding Common Stock of SES, and desire to join in and be a party to this Agreement.

         H. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         I. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase and the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements made herein and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                               THE ASSET PURCHASE

         1.1 THE ASSET PURCHASE. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 3.1), Cheyenne will sell, transfer, assign, convey and deliver to Acquisition, and Acquisition will purchase, all right, title and interest of Cheyenne in and to all of the assets of Cheyenne constituting or used in the Business (other than the Excluded Assets, as defined in Section 1.2). The assets purchased hereunder specifically include the following assets (such assets, specifically excluding the Excluded Assets, being collectively referred to as the "ASSETS"):

                  (a) INVENTORY. All work in process or inventories, wherever located (pursuant to conditional sales agreements, consignment arrangements or in any bailment or otherwise), insofar as any of the foregoing relates to the Business, including raw materials, supply inventory, and office and other supplies (collectively, the "INVENTORY").

                  (b) EQUIPMENT. All space dividers and work cubicles, equipment, machinery, tools, office equipment, supplies, furniture, furnishings, leasehold improvements, goods and all other tangible personal property of every kind and description, wherever located, insofar as any of the foregoing relate to the Business (collectively, the "EQUIPMENT"). The Equipment includes, without limitation, all of the items listed in SCHEDULE 1.1(B) hereto.

                  (c) COMPUTER EQUIPMENT/SOFTWARE. All computer equipment, hardware and software used in the Business, including all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, servers, screens, peripherals (and other input/output devices), modems and other communication controllers, embedded devices and any and all parts and appurtenances thereto (collectively, the "COMPUTER Equipment/Software"), together with all right, title and interest of Cheyenne in, to and under all intellectual property used by Cheyenne in the Business in the operation of such Computer Equipment/Software, including all software, all data files, all licenses related to Cheyenne's use of such Computer Equipment/Software and all leases pursuant to which Cheyenne leases any Computer Equipment/Software. The Computer Equipment/Software includes, without limitation, all of the items listed in SCHEDULE 1.1(c) hereto.

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                  (d) SCHEDULED CONTRACTS. All right, title and interest of
Cheyenne in, to and under all contracts, arrangements, licenses, leases (including capital leases), and agreements (whether written or oral) related to or arising out of the Business and described in SCHEDULE 1.1(D) hereto (collectively, the "SCHEDULED CONTRACTS"), and all rights (including rights of adjustment, refund and offset relating thereto), privileges, deposits, sums of money due, claims, causes of action and options relating or pertaining to the Scheduled Contracts or any thereof insofar as any of the foregoing relates to the Business. A true, correct and complete copy of each of the Scheduled Contracts has been provided by Cheyenne to Acquisition.

                  (e) INTANGIBLE ASSETS. All right, title and interest of Cheyenne in, to and under all trademarks, trade names, service marks, labels, logos, copyrights, designs, trade secrets, technology, know-how, patents, data, licenses, franchises, distributorships, covenants by others not to compete, rights to telephone, facsimile, cellular telephone, pager, e-mail addresses, Internet domain names, web sites, and computer numbers and passwords, rights, other intellectual property created by, licensed by and/or used by Cheyenne in the Business, privileges and any registrations or applications for registrations of the foregoing used in the conduct of the Business, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby (together, the "INTANGIBLE ASSETS").

                  (f) GOODWILL. The goodwill of the Business of Cheyenne associated with the Intangible Assets or which is connected with the use of and symbolized by any of the Intangible Assets.

                  (g) CUSTOMER AND SUPPLIER DATA. All of Cheyenne's customer, supplier and vendor lists, lists of potential customers, sales records (including pricing information and customer contractual status), other records, telephone and fax numbers, email addresses, and other customer, supplier and vendor data (including credit data) relating to the Business, and all publications and marketing material relating to the purchase of goods or the provision of services to Cheyenne in connection with the Business.

                  (h) INSURANCE PROCEEDS AND WARRANTY RIGHTS. All insurance proceeds and insurance claims of Cheyenne relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Cheyenne is entitled to enforce with respect to the Assets or the Business against Cheyenne's predecessors in title to the Assets.

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                  (i) PERMITS. All of Cheyenne's permits, licenses and approvals relating to the Business or all or any part of the Assets, other than permits, licenses and approvals relating to the ownership or use of the Excluded Assets. The permits, licenses and approvals include, without limitation, the permits, licenses and approvals listed on SCHEDULE 1.1(I).

                  (j) BOOKS AND RECORDS. All of Cheyenne's books, records, papers, files and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Acquisition to conduct the Business from and after the Closing in the manner in which it is presently being conducted, including graphic materials, specifications, surveys, building and machinery diagrams, warranties, accounting and financial records, maintenance and production records, media, personnel and labor relations records, environmental records and reports, sales and marketing literature, brochures or other sales aids, catalogs, price lists, mailing lists, sales and property Tax records and returns, but specifically excluding income tax records and returns, corporate minute book and stock records of Cheyenne and personnel and labor relations records of those employees of Cheyenne listed on
SCHEDULE 1.1(J) hereto who will not become employees of Acquisition or the Surviving Corporation after the Closing or Effective Time (as hereinafter defined).

                  (k) OTHER INTANGIBLES. All right, title and interest of Cheyenne in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets.

                  (l) OTHER PROPERTY. All other or additional privileges, rights, interests, properties and assets of Cheyenne, of every kind and description and wherever located, that are used or intended for use in connection with, or that are required or necessary to the continued conduct of, the Business as presently being conducted.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary herein, the Assets to be purchased by Acquisition hereunder shall not include the following assets (collectively, the "EXCLUDED ASSETS"):

                  (a) The corporate seals, articles of incorporation, minute books, stock books, Tax Returns (as defined in Section 4.8(n)) or other records having to do with the corporate organization of Cheyenne.

                  (b) The rights which accrue or will accrue to Cheyenne under this Agreement.

                  (c) The assets listed on SCHEDULE 1.2 hereof.

                  (d) All accounts, consulting or other fees receivable of Cheyenne and other rights of Cheyenne to receive payment for goods and products sold, licensed or leased or for services rendered insofar as any of the foregoing relates to the Business, including those which are not evidenced by instruments or chattel paper, or whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statement, together with all instruments and all documents of title representing any of the foregoing, all rights to any merchandise or goods that any of the same represent, and all rights, title, security and guaranties in favor of Cheyenne with respect to any of the foregoing, including any right of stoppage in transit (collectively, the "ACCOUNTS").

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                  (e) All right, title and interest of Cheyenne in and to all prepaid rentals, lease payments, refunds, Taxes (as defined in Section 4.8(n), clearing accounts, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating to any of the Assets or the Business (collectively, the "PREPAID EXPENSES AND OTHER CURRENT ASSETS").

                  (f) All automobiles, trucks, trailers, vans, rolling stock and other certificated vehicles of Cheyenne used in the Business (collectively, the "VEHICLES").

                  (g) The cash of Cheyenne, all temporary cash investments and instruments representing same (including marketable securities and rights of repurchase agreements), and all other cash equivalents.

         1.3 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the "PURCHASE PRICE") to be paid to Cheyenne for the Assets shall consist of (a) a number of shares of IVG Common Stock (as defined in Section 2.4(b)) determined by dividing the fair market value of the Assets as stated on the audited balance sheet of Cheyenne at December 31, 2000 by $1.50, and (b) the assumption by Acquisition of the Assumed Liabilities (as defined in Section 1.5(a)). The shares comprising the Purchase Price shall be delivered to Cheyenne within 30 days after the receipt by the Surviving Corporation of the December 31, 2000 audited balance sheet of Cheyenne.

         1.4 ALLOCATION OF PURCHASE PRICE.

                  (a) The Purchase Price for the Assets shall be allocated as soon as practicable after the Effective Time among the Assets in accordance with an allocation schedule to be prepared by the Surviving Corporation and consented to by Cheyenne, which consent shall not be unreasonably withheld. Such allocation schedule shall be prepared in accordance with Section 1060 of the Code.

                  (b) In connection with a determination of the allocation schedule contemplated in Section 1.4(a) above, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service ("IRS") Form 8594) in a manner consistent with such allocation schedule and will not make any inconsistent written statement or take any inconsistent position on any Tax Returns during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

                  (c) Each party will promptly notify the other party if it receives notice that the IRS proposes any allocation different from the allocation agreed upon in accordance with this Section 1.4.

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         1.5 ASSUMPTION OF LIABILITIES.

                  (a) Subject to the terms and conditions of this Agreement, at the Closing, Acquisition will assume and agree to pay, perform and discharge only the following specified obligations of Cheyenne and no others (the "ASSUMED LIABILITIES"):

                           (i) the rights, liabilities, obligations and commitments of Cheyenne to perform the Scheduled Contracts specifically set forth on SCHEDULE 1.1(g) to the extent that the Scheduled Contracts have not been performed at the time of the Closing and are not in default, but not including any obligation or liability for any amount owed with respect to or arising as a result of a breach thereof or delay in performance occurring prior to the Closing; and

                           (ii) the liabilities and obligations of Cheyenne set forth on SCHEDULE 1.5(a)(ii).

         Notwithstanding any other provision hereof and regardless of any disclosure to Acquisition, neither Acquisition nor any of its affiliates shall assume or have any liability for any liabilities (collectively, the "EXCLUDED LIABILITIES") of Cheyenne, which in any manner relate to or arise out of the operation of the Business or the ownership of the Assets during any period prior to the Closing Date, or which are owed by Cheyenne to any of Cheyenne's affiliates, other than those obligations comprising the Assumed Liabilities.

                  (b) Except as provided in Section 1.5(a), Acquisition does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities of Cheyenne of any kind whatsoever, including liabilities based on, arising out of, or in connection with:

                           (i) any liability or obligation of Cheyenne arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including without limitation fees and expenses of counsel, accountants and other experts;

                           (ii) any claims which relate to goods or services sold or rendered by Cheyenne on or prior to the Closing Date (as hereinafter defined);

                           (iii) defective performance or default or alleged defective performance or default under any Scheduled Contract by Cheyenne, or of any express or implied warranty with respect to such performance on or prior to the Closing Date, or any liability as a result of the delay in performance or delivery under any Scheduled Contract;

                           (iv) breach or alleged breach of any Scheduled Contract by Cheyenne on or prior to the Closing Date;

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                           (v) any Taxes (including penalties and interest with
         respect thereto) attributable or relating to the Assets or the Business of Cheyenne relating to any time on or before the Closing Date, or which may be applicable because of Cheyenne's sale of the Business or any of the Assets to Acquisition;

                           (vi) any liability or obligation under or in connection with the Excluded Assets;

                           (vii) except as specifically set forth in Section 1.5(a), any claims by any of Cheyenne's directors, officers, employees, agents, consultants, affiliates, personnel or shareholders relating to this Agreement or its performance or consummation, or any claims by any of them relating to or arising out of (A) their employment (including any modification or termination thereof or any tort or discrimination claims arising therefrom) by Cheyenne, (B) any employment contract, consulting agreement or similar arrangement relating to or arising out of the retention of such person, and any collective bargaining agreements and similar contracts to which any such persons are a party,
         (C) any pensions or other benefit liabilities of Cheyenne, (D) any accrued payroll, vacation, bonus or other employment related liability or obligation, or (E) any applicable Law (as hereinafter defined) relating to the employment relationship, including wages, hours, concerted activity, discrimination or nondiscrimination, occupational, health and safety, or payment and/or withholding of Taxes;

                           (viii) any severance pay or obligations due or afforded Cheyenne's employees not offered employment by or substantially on the same terms of such employee's present employment with Cheyenne or offered employment on different terms;

                           (ix) any obligations for contributions to any Employee Plan (as defined in Section 4.15(c), and any claims based on any Employee Plan or any other benefit liabilities of Cheyenne of whatsoever nature (including all liabilities to any person under ERISA (as hereinafter defined) and the Code and all liabilities to any governmental body;

                           (x) any claims or conditions arising under or relating to noncompliance or alleged noncompliance with any applicable Law including any Environmental Law (as defined in Section 4.21(a)), attributable or relating to the Assets (including the ownership, use or operation thereof) or the Business of Cheyenne;

                           (xi) any unlicensed or other unauthorized use or alleged use by Cheyenne of any patented or unpatented invention, or registered or unregistered trade secret, copyright, trademark, trade name, service mark or other intellectual property rights, including the Intangible Assets;

                           (xii) any dividend or other distribution declared or otherwise payable by Cheyenne; or

                           (xiii) any accounts payable of Cheyenne other than those set forth on SCHEDULE 1.5(a)(ii).

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         1.6 FURTHER ASSURANCES. At the Closing, and at all times thereafter as may be reasonably necessary, Cheyenne shall execute and deliver to Acquisition or the Surviving Corporation, as applicable, (a) such instruments of transfer as shall be reasonably necessary or appropriate to vest in Acquisition or the Surviving Corporation good and indefeasible title to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement, and (b) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Cheyenne of the Scheduled Contracts.

                                    ARTICLE 2
                                   THE MERGER

         2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), Acquisition will be merged with and into SES, the separate corporate existence of Acquisition shall thereupon cease, and SES will be the Surviving Corporation in the Merger. The Merger will have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

         2.2 EFFECTIVE TIME. If the conditions to the Merger set forth in Articles 8 and 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 252 of the DGCL to be properly executed and filed in accordance with such sections as soon as practicable after the Closing. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

         2.3 THE SURVIVING CORPORATION.

                  (a) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation and Bylaws of SES in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                  (b) DIRECTORS. The composition of the board of directors of the Surviving Corporation as of the Effective Time shall be as set forth on EXHIBIT A.

                  (c) OFFICERS. The officers of the Surviving Corporation as of the Effective Time shall be as set forth on EXHIBIT A.

         2.4 CONVERSION OF SHARES.

                  (a) At the Effective Time, each share of common stock, par value $.001 per share, of Acquisition outstanding immediately prior to the Effective Time shall be converted in the Merger into one share of common stock, par value $.01 per share, of the Surviving Corporation.

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                  (b) Subject to the provisions of Section 2.5(d) hereof, the shares of common stock, par value $.01 per share of SES ("SES COMMON STOCK"), that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time, and without further action on the part of the holders thereof, be converted into the right to receive an aggregate number of shares of common stock, par value $.0001 per share of IVG ("IVG COMMON STOCK") equal to (i) 25% of the number of shares of IVG Common Stock outstanding immediately prior to the Closing (the "INITIAL SHARES"), plus (ii) the number of additional shares, if any, to which the former holders of SES Common Stock become entitled pursuant to Section 2.6 hereof (the "EARN-OUT SHARES"). The Initial Shares and the Earn-out Shares (if any) are collectively referred to herein as the "MERGER SHARES"). For example, if there were 50 million shares of IVG Common Stock outstanding immediately prior to Closing, the Initial Shares would consist of 12.5 million shares. Each holder of a certificate (a "CERTIFICATE") at the Effective Time representing any shares of SES Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive upon the surrender of such Certificate, without interest, the IVG Common Stock and cash (in lieu of fractional shares) into which the shares represented by such Certificate have been converted in accordance with this Agreement.

                  (c) Each share of SES Common Stock that is held by SES as treasury stock at the Effective Time shall be canceled and retired and no shares of IVG Common Stock shall be delivered or paid in exchange therefor.

                  (d) At the Effective Time, each share of Series A preferred stock of SES outstanding immediately prior to the Effective Time shall continue to be an identical share of Series A preferred stock of the Surviving Corporation.

         2.5 EXCHANGE OF CERTIFICATES.

                  (a) At or after the Effective Time, each holder of Certificates theretofore representing shares of SES Common Stock, upon the surrender thereof to IVG together with a duly executed and completed Letter of Transmittal, in the form attached hereto as EXHIBIT B ("LETTER OF TRANSMITTAL"), shall be entitled to receive the shares of IVG Common Stock (other than the portion of such shares that comprise Escrow Shares (as defined in Section 2.7)) and cash (in lieu of fractional shares), into which such shares of SES Common Stock have been converted as provided herein, and the Certificate so surrendered shall be canceled. No interest will be paid or accrued on the value of any IVG Common Stock payable to holders of Certificates. Until so surrendered, each Certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of IVG Common Stock, to represent the number of whole shares of IVG Common Stock and cash (in lieu of fractional shares) into which the shares of SES Common Stock theretofore represented thereby shall have been converted.

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                  (b) Notwithstanding any other provisions of this Agreement, no dividends on IVG Common Stock shall be paid with respect to any shares of SES Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holders of the Certificates representing whole shares of IVG Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of IVG Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of IVG Common
         Stock, less the amount of any withholding taxes which may be required thereon.

                  (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of SES of the shares of SES Common Stock that were outstanding immediately prior to the Effective Time.

                  (d) No fractional shares of IVG Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of IVG Common Stock pursuant to Section 2.4 hereof, cash adjustments will be paid to holders in respect of any fractional shares of IVG Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of IVG Common Stock, as defined in this Section 2.5(d). As used herein, the "Average Price" of a share of IVG Common Stock shall be the average of the closing bid prices thereof on the OTC Bulletin Board of the National Association of Securities Dealers or, if not quoted at such time on the OTC Bulletin Board, in the NQB Pink Sheets published by the National Quotation Bureau Incorporated, in each case over the ten trading days immediately preceding the Closing Date.

         2.6 EARN-OUT.

                  (a) The holders of SES Common Stock immediately prior to the Effective Time may become entitled to receive Earn-out Shares as provided in this Section 2.6.

                  (b) On or before March 31, 2002, the Surviving Corporation's EBITDA for the year ended December 31, 2001 shall be determined by independent auditors selected by IVG; PROVIDED, HOWEVER, that for this calculation EBITDA shall INCLUDE interest paid in connection with any payroll tax liability. The aggregate number of Earn-out Shares, if any, to be delivered shall be equal to the lesser of (i) 8% of the number of shares of IVG Common Stock outstanding immediately prior to the Closing; or (ii) a number of shares determined by (A) multiplying the Surviving Corporation's 2001 EBITDA (as determined above) by nine, (B) subtracting the "Initial Share Value" (as defined below), and (C) dividing the difference so obtained by the "IVG Share Price" (as defined below). The following is a mathematical representation of the above calculations:

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                                            [(EBITDA X 9) - INITIAL SHARE VALUE]
                                            ------------------------------------
                                                     IVG Share Price

                  As used herein, "Initial Share Value" means the number of Initial Shares multiplied by the Average Price of a share of IVG Common Stock, as determined over the ten trading days preceding the Closing Date. "IVG Share Price" means the Average Price of a share of IVG Common Stock, determined as nearly as possible in accordance with
         Section 2.6, but determined for the ten trading days preceding the date on which IVG's independent auditors deliver to IVG the above determination of the Surviving Corporation's 2001 pre-tax earnings.

                  (c) On or before April 30, 2002, IVG shall deliver to the former holders of SES Common Stock (as of the Effective Time) stock certificates representing any Earn-out Shares that are required to be delivered to such holders hereunder.

         2.7 ESCROW SHARES. Notwithstanding anything to the contrary herein, IVG will withhold from the shares of IVG Common Stock that would otherwise be delivered to the Shareholders in the Merger, 10 million of the Initial Shares issuable to Dennis Lambka and Ronald Bray (or any assignee of either of them). As soon as practicable after the Effective Time, IVG will deposit or cause to be deposited certificates representing the shares thus withheld (the "ESCROW SHARES") in escrow under an escrow agreement substantially in the form of EXHIBIT C attached hereto (the "ESCROW AGREEMENT"). The Escrow Shares shall be held by the escrow agent during the period specified in the Escrow Agreement, and shall be released to Dennis Lambka, Ronald Bray and/or IVG, only in accordance with the terms thereof.

         2.8 FURTHER ASSURANCES. SES agrees that if, at any time after the Effective Time, IVG considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of SES, IVG and any of its officers are hereby authorized by SES to execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of SES or otherwise.

         2.9 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. The shares of IVG Common Stock issued in the Merger will be issued solely in exchange for the issued and outstanding shares of SES Common Stock pursuant to this Agreement, and no other transaction other than the Merger represents, provides for, or is intended to be an adjustment to the consideration paid for SES Common Stock. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of
Section 356 of the Code will be paid by IVG for shares of SES Common Stock in the Merger. In addition, IVG represents that it presently intends, and that at the Effective Time it will intend, to continue SES' historic business or use a significant portion of SES' business assets in a business.

                                    ARTICLE 3
                                   THE CLOSING

         3.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Asset Purchase and the Merger (the "CLOSING") shall take place (a) at the offices of IVG in Sugar Land, Texas, 13135 Dairy Ashford, Suite 525, at 10:00 a.m., Central time, on March 30, 2001, or (b) at such other time, date or place as SES, Cheyenne and IVG may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

         3.2 ITEMS TO BE DELIVERED AT CLOSING.

         In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

         (a) Cheyenne, SES and the Shareholders, as the case may be, shall deliver to Acquisition:

                           (i) a bill of sale for the Assets in the form of EXHIBIT D (the "BILL OF SALE"), executed by Cheyenne;

                           (ii) an assignment of the Assumed Liabilities, which assignment shall also contain Acquisition's assumption of the Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), in the form of EXHIBIT E, executed by Cheyenne;

                           (iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Acquisition, each in form and substance satisfactory to Acquisition and its legal counsel and executed by Cheyenne;

                           (iv) a Release, in the form of EXHIBIT F, executed by the Shareholders;

                           (v) Employment Agreements, in the forms of EXHIBIT G (the "EMPLOYMENT AGREEMENTS"), executed by SES and each of the persons listed in EXHIBIT H attached hereto; and

                            (vi) Certificates of Good Standing for SES and each of the Material Subsidiaries (as defined in Section 4.4) in each jurisdiction in which SES and each Subsidiary is organized, owns properties, employs personnel or in which the conduct of its respective business requires it to qualify to do business as a foreign corporation.

                  (b) IVG and Acquisition, as the case may be, shall deliver to Cheyenne, SES and/or the Shareholders, as the case may be:

                           (i) the Assignment and Assumption Agreement, executed by Acquisition; and

                           (ii) the Release, executed by IVG and Acquisition.

                  (c) The Bill of Sale, Assignment and Assumption Agreement, Release, Employment Agreements, Escrow Agreement and other documents to be executed and delivered by any one or more of the parties hereto in connection herewith are collectively referred to as the "ANCILLARY AGREEMENTS."

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF CHEYENNE,
                            SES AND THE SHAREHOLDERS

         Cheyenne, SES and each of the Shareholders hereby jointly and severally represent and warrant as follows, it being understood that Cheyenne makes such representations and warranties only with respect to Cheyenne, the Business and the Assets, that SES makes such representations and warranties only with respect to SES, and that the Shareholders make such representations and warranties without limitation:

         4.1 ORGANIZATION AND GOOD STANDING. Except as set forth on Schedule 4.1, Cheyenne, SES and each of SES' subsidiaries as set forth on SCHEDULE 4.3 hereof (each, a "SUBSIDIARY" and collectively the "SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Except as set forth on Schedule 4.1, Cheyenne, SES and the Subsidiaries are duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction listed in SCHEDULE 4.1, which is each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified except where the failure to so qualify would not have a material adverse effect on Cheyenne, SES, the Subsidiaries or their respective assets, properties or financial condition.

         4.2 POWER, AUTHORIZATION AND VALIDITY.

                  (a) Cheyenne and SES each has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all Ancillary Agreements to which it is or will be a party as contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved by the Cheyenne and SES Boards of Directors and the Shareholders, as required by applicable law.

                  (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable Cheyenne or SES to enter into, and to perform their respective obligations under, this Agreement and the Ancillary Agreements, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware (which filing has been authorized by all necessary corporate approvals), (ii) consents required under material contracts disclosed in SCHEDULE 4.5 as exceptions to the representation made in Section 4.5, and (iii) the filings, authorizations or approvals disclosed in SCHEDULE 4.2.

                  (c) This Agreement and the Ancillary Agreements are, or when executed and delivered by Cheyenne and SES (as applicable) will be, valid and binding obligations of Cheyenne and SES, enforceable against Cheyenne and SES in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) any rights to indemnification being limited under applicable securities laws; PROVIDED, HOWEVER, that the Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

         4.3 CAPITALIZATION.

                  (a) AUTHORIZED/OUTSTANDING CAPITAL STOCK. SCHEDULE 4.3 sets forth the authorized capital stock of Cheyenne, SES and each Subsidiary as well as the number of shares of each that are issued and outstanding as of this date. All issued and outstanding shares of Cheyenne capital stock ("CHEYENNE STOCK") and SES capital stock ("SES STOCK") are held of record and owned by the Shareholders, except as set forth on SCHEDULE 5.4. All issued and outstanding shares of Cheyenne Stock and SES Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) OPTIONS/RIGHTS. Except as set forth on SCHEDULE 4.3, there are no stock appreciation rights, options, warrants, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any authorized but unissued Cheyenne Stock or SES Stock, there are no options, warrants, conversion privileges or preemptive or other rights or agreements to which Cheyenne, SES or any Subsidiary is a party involving the purchase or other acquisition of any share of Cheyenne Stock or SES Stock, and there is no liability for dividends accrued but unpaid; and there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any Cheyenne Stock or SES Stock.

         4.4 SUBSIDIARIES. SCHEDULE 4.3 sets forth a comprehensive list of SES' Subsidiaries and any equity interests, direct or indirect, in any corporation, partnership, joint venture or other business entity, which are owned by SES or Cheyenne. SCHEDULE 4.3 identifies whether such entities are dormant or are conducting business, and whether or not such entities are material to the operations, assets, financial condition, results of operations, business or prospects of SES. Such material entities are referred to herein as "MATERIAL SUBSIDIARIES."

         4.5 NO VIOLATION OF EXISTING AGREEMENTS. Except as set forth on
SCHEDULE 4.5, neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Certificate of Incorporation or Bylaws of Cheyenne, SES or any Subsidiary, as currently in effect, (b) any material instrument or contract to which Cheyenne, SES or any Subsidiary is a party or by which Cheyenne, SES or any Subsidiary is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on Cheyenne, SES, the Subsidiaries, or their assets or properties. Except as set forth on SCHEDULE 4.5, the consummation of the Asset Purchase by Cheyenne, the Merger by SES and the conduct of the Business or the business of SES by the Surviving Corporation thereafter will not require the consent of any third party. Except as set forth on SCHEDULE 4.5, neither the Asset Purchase nor the Merger will have any material effect upon any right, license, franchise, lease or agreement pursuant to the terms of those agreements that has been granted to Cheyenne, SES or any Subsidiary or by which Cheyenne, SES or any Subsidiary is bound.

         4.6 LITIGATION. Except as set forth in SCHEDULE 4.6, there is no action, proceeding or investigation pending or, to the knowledge of Cheyenne, SES or the Shareholders, threatened against Cheyenne, SES or any Subsidiary before any court or administrative agency. Except as set forth on SCHEDULE 4.6, no person, firm, corporation or entity has a claim against Cheyenne, SES or any Subsidiary (or a successor in interest) based upon: (a) ownership or rights to ownership of any shares of SES Stock or Cheyenne Stock, (b) any rights as a holder of SES Stock or Cheyenne Stock, including, without limitation, any option or other right to acquire any SES Stock or Cheyenne Stock, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Cheyenne or SES and any holder of Cheyenne Stock, SES Stock or former holder of Cheyenne Stock or SES Stock in such holder's capacity as such.

         4.7 SES FINANCIAL STATEMENTS. SES has delivered to IVG the consolidated financial statements of SES and the Subsidiaries as set forth in SCHEDULE 4.7 (the "SES FINANCIAL STATEMENTS"). SES Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") and, in all material respects, (a) are in accordance with the books and records of SES and its Subsidiaries and (b) fairly and accurately represent the financial condition of SES and its Subsidiaries at the respective dates specified therein and the results of operations for the respective periods specified therein. Except as set forth in SCHEDULE 4.7, neither SES nor any Subsidiary has material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or disclosed in SES Financial Statements, except for those that may have been incurred after the issuance of the unaudited consolidated balance sheet of SES on December 31, 2000 (the "BALANCE SHEET DATE") in the ordinary course of its business.

         The SES Financial Statements reflect all material transactions of the business of SES and the Subsidiaries during the periods covered thereby consistent with the basis of accounting historically used by SES and its Subsidiaries, and all documentation that is necessary to support such transactions has been made, and after the Closing will be, available to IVG.

         4.8 TAX MATTERS.

                  (a) RETURNS AND REPORTS. Except as disclosed in SCHEDULE 4.8(A): (i) all Tax Returns (as hereinafter defined) required to be filed with any Taxing Authority (as hereinafter defined) in any jurisdiction by or for Cheyenne, SES or any Subsidiary on or before the Closing Date have been duly and timely filed, or extensions of time within which to file such Tax Returns have been obtained; and (ii) all such Tax Returns are true, correct and complete in all material respects.

                  (b) PAYMENT. Schedule 4.8(b) details the amount and type of all Taxes (including interest and penalties) due and payable, and unpaid, for which Cheyenne, SES or any Subsidiary is or may be liable for payment (the "UNPAID TAXES"), and the periods for which and Taxing Authority to which such Taxes are or may be due. Except as set forth in SCHEDULE 4.8(b): (i) Cheyenne, SES and each of the Subsidiaries has timely paid or has made adequate provision for the payment of all Taxes for which Cheyenne, SES and any such Subsidiary is or may become liable for payment, insofar as such Taxes are, were or will be due and payable on or prior to the Closing Date; (ii) all Tax deficiencies assessed against Cheyenne or SES as a result of any examination of its respective Tax Returns and the Tax Returns of each of the Subsidiaries have been paid or are being contested in good faith; and (iii) neither Cheyenne nor SES is the subject of, nor has it been notified that it is the subject of, any investigation, assessment, adjustment, audit or other proceeding proposing any deficiency in respect of any Tax, and to the knowledge of Cheyenne, SES and the Shareholders, no investigation, assessment, adjustment, or audit has been threatened.

                  (c) TAXES. Cheyenne and SES have each made adequate provision on their respective financial statements for all Taxes payable by Cheyenne, SES and each Subsidiary for any period for which no Tax Return has yet been filed or for which Tax Returns have been filed but payment of the Tax shown to be due thereon is not yet due.

                  (d) EXTENSIONS. Except as set forth on SCHEDULE 4.8(d), no agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitation with respect to payment by, or assessment against, Cheyenne, SES or any Subsidiary of any Tax and no request for any such arrangements, waivers, or other agreements have been made; furthermore, no unrevoked power of attorney with respect to any Tax has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

                  (e) PROCEEDINGS. Except as set forth on SCHEDULE 4.8(b), no suit, actions, claims, or proceedings have been asserted as of the date hereof against Cheyenne, SES or any Subsidiary in respect of any Tax.

                  (f) SECTION 341(f) ELECTION. No election under Section 341(f) of the Code has been or will be filed by or on behalf of SES or any Subsidiary.

                  (g) TAX LIENS. There are no Tax Liens as of the date hereof upon any of the assets or properties of Cheyenne, SES or any Subsidiary except for statutory Liens for Taxes not yet due or delinquent.

                  (h) WITHHOLDING. The amounts of Taxes withheld by or on behalf of Cheyenne, SES and each Subsidiary with respect to all amounts paid to employees of Cheyenne, SES or creditors or other parties for all periods ending on or before the Closing Date have been proper and accurate in all material respects.

                  (i) TAX SHARING AGREEMENTS. Neither SES nor any Subsidiary is party to, nor has any obligations under, any tax sharing or similar agreement or arrangement other than among themselves (all of which have been disclosed to IVG).

                  (j) RECORDS. Cheyenne and SES have each made available for inspection by IVG: (i) complete and correct copies of all Tax Returns of Cheyenne, SES and the Subsidiaries that have been filed for taxable periods ending with or within the last three calendar years; (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements and any similar documents submitted by, received by or agreed to by or on behalf of Cheyenne, SES and the Subsidiaries and relating to taxable periods ending with or within the last five calendar years and for such longer period as IVG has requested in writing, not to exceed the period of the relevant statute of limitations; and (iii) copies of all record retention agreements currently in effect between Cheyenne, SES or any of the Subsidiaries with any Taxing Authority.

                  (k) EXCESS PARACHUTE PAYMENTS. Neither SES nor any Subsidiary is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (l) CONTROLLED FOREIGN CORPORATION. Neither SES nor any Subsidiary owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1297 of the Code) or other entity the income of which is required to be included in the income of SES whether or not distributed.

                  (m) UNITED STATES REAL PROPERTY HOLDING COMPANY. Neither SES nor any Subsidiary is or has been during the five-year period ending on the Closing Date, a "United States real property holding corporation" within the meaning of Section 897 of the Code.

                  (n) Definitions. For the purposes of this Section 4.8 the following terms shall have the meanings set forth below:

         "TAX" or "TAXES" means all taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, social security, Medicare, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

         "TAX RETURN" or "TAX RETURNS" shall mean all returns, declarations of estimated tax payments, reports, forms, estimates, information returns, statements and other documentation, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

         "TAXING AUTHORITY" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing Authority or any other authority exercising Tax regulatory authority.

         4.9 TITLE TO PROPERTIES. Each of SES and the Subsidiaries has good and valid title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in SES Financial Statements (collectively, the "SES ASSETS"), free and clear of all Liens (as defined below) (other than for Permitted Liens (as defined below)), other than such material assets set forth on SCHEDULE 4.9 as were sold in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. Cheyenne has good and valid title to all of the Assets, free and clear of all Liens (other than for Permitted Liens). "PERMITTED LIENS" means any lien, mortgage, pledge, assessment, charge, security interest, claim or other encumbrance or restriction of any kind (each, a "LIEN") that: (a) secures indebtedness reflected on the December 31, 2000 balance sheet of SES that is included in the SES Financial Statements; (b) are Liens filed of record; (c) are Liens for Taxes accrued but not yet payable; (d) are Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the Balance Sheet Date; PROVIDED that the obligations secured by such Liens are not delinquent or are being contested in good faith; or (e) involve only such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. There are no UCC financing statements of record naming Cheyenne, SES or any Subsidiary as debtor. The machinery and equipment included in the Assets and the SES Assets are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Cheyenne, SES or a Subsidiary is a party are fully effective and afford Cheyenne, SES and/or the Subsidiaries peaceful and undisturbed possession of the subject matter of the lease. Neither Cheyenne, SES nor any Subsidiary is in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and neither Cheyenne, SES nor any Subsidiary has received any notice of such violation with which it has not complied or had waived.

         4.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as set forth in SCHEDULE 4.10, there has not been with respect to SES nor any
Subsidiary:

                  (a) any change in the financial condition, properties, assets, liabilities business, results of operations or prospects of SES or any Subsidiary, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on SES or any Subsidiary;

                  (b) any contingent liability incurred by SES or any Subsidiary as guarantor or surety with respect to the obligations of others;

                  (c) any material mortgage, encumbrance or Lien placed on any of the properties of SES or any Subsidiary;

                  (d) any material obligation or liability incurred by SES or any Subsidiary other than in the ordinary course of business;

                  (e) any material purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of SES or any Subsidiary other than in the ordinary course of business;

                  (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of SES or any Subsidiary;

                  (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of SES or any Subsidiary, any split, stock dividend, combination or recapitalization of the capital stock of SES or any Subsidiary or any direct or indirect redemption, purchase or other acquisition by SES or any Subsidiary of the capital stock of SES or any Subsidiary;

                  (h) any material labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any corporate officers with the title of Vice President and above, or any key management employees of SES or any Subsidiary earning compensation at an anticipated annual rate in excess of $75,000, or any bonus payment or arrangement made to or with any of such officers or employees; or any change in the compensation payable or to become payable to any other officers, employees or agents other than normal annual compensation increases in accordance with past practices or any bonus payment or arrangement made to or with any of such other officers, employees or agents other than normal bonuses or other arrangements made in accordance with past practices;

                  (i) any material change with respect to the management, supervisory, development or other key personnel of SES or any Subsidiary (the management, supervisory, development and other key personnel being listed on
SCHEDULE 4.10(I));

                  (j) any payment or discharge of a material Lien or liability thereof, which Lien or liability was not either (a) shown on the balance sheet as of the Balance Sheet Date included in SES Financial Statements or (b) incurred in the ordinary course of business after the Balance Sheet Date; or

                  (k) any obligation, or material liability incurred by SES or any of its Subsidiaries to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliate except normal compensation and expense allowances payable to officers.

         4.11 AGREEMENTS AND COMMITMENTS. Except as set forth in SCHEDULE 4.11, or as listed in SCHEDULE 4.12, SCHEDULE 4.15(c) or SCHEDULE 4.15(f) as required by Section 4.12, Section 4.15(c) or Section 4.15(f), respectively, neither SES nor any Subsidiary is a party or subject to any oral or written agreement, obligation or commitment that is material to SES or its Subsidiaries, their respective financial condition, business or prospects or which is described below:

                  (a) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to SES or any Subsidiary in an aggregate amount of (i) $250,000 or more annually in the ordinary course of business or (ii) $25,000 or more annually not in the ordinary course of business;

                  (b) Any license agreement as licensor (except for any nonexclusive software license granted by SES or any Subsidiary to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to IVG);

                  (c) Any agreement by SES or any Subsidiary to encumber, transfer or sell rights in or with respect to any SES Intellectual Property (as defined in Section 4.12);

                  (d) Any agreement for the sale or lease of real or personal property involving more than $100,000 per year;

                  (e) Any franchise agreement or financing statement;

                  (f) Any stock redemption or purchase agreement;

                  (g) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons (excluding sales agent agreements);

                  (h) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligations, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of SES or any Subsidiary incurred or made in the ordinary course of business, and except as disclosed in SES Financial Statements; or

                  (i) Any contract containing covenants purporting to limit the freedom of SES or any of its Subsidiaries to compete in any line of business in any geographic area.

         All agreements, obligations and commitments listed in SCHEDULE 4.11,
SCHEDULE 4.12, SCHEDULE 4.15(c), or SCHEDULE 4.15(f) as required by Section 4.11, Section 4.12, Section 4.15(c) or Section 4.15(f), as the case may be, are valid and in full force and effect in all material respects, and except as expressly noted in writing, a true and complete copy of each has been delivered or been made available to IVG or its counsel. Except as noted on SCHEDULE 4.11 neither SES, any Subsidiary nor, to the knowledge of SES or the Shareholders, any other party is in breach of or default under any material terms of any such agreement, obligation or commitment. Neither SES nor any Subsidiary is a party to any contract or arrangement that it reasonably expects will have a material adverse effect on its business or prospects.

         4.12 INTELLECTUAL PROPERTY. To the knowledge of Cheyenne, SES and the Shareholders, each of Cheyenne, SES and the Subsidiaries owns all right, title and interest in, or has the right to use, all domestic and foreign patent applications, patents, patent licenses, trademark applications, trademarks, service marks, trade names, copyrights applications, copyrights, trade secrets, know-how, technology, material software licenses and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights ("INTELLECTUAL PROPERTY"). To the knowledge of Cheyenne, SES and the Shareholders, Cheyenne, SES and each Subsidiary have taken reasonable measures to protect all Intellectual Property, and, except as set forth on SCHEDULE 4.12, neither Cheyenne, SES, the Subsidiaries, nor any Shareholder has any knowledge of any infringement of any Intellectual Property by any third party. As to the third-party products listed on SCHEDULE 4.12 (the "THIRD-PARTY PRODUCTS"), to the knowledge of Cheyenne, SES and the Shareholders, Cheyenne, SES and each Subsidiary has obtained appropriate licensing rights to the same and the use by Cheyenne, SES and the Subsidiaries of Third-Party Products does not infringe the rights of their licensors. Set forth on SCHEDULE
4.12 delivered to IVG herewith is a true and complete list of all copyright and trademark registrations (and any applications therefor) and all patents (and any applications therefor) for Intellectual Property owned by Cheyenne, SES and the Subsidiaries. Neither Cheyenne, SES nor any Shareholder has any knowledge of any material loss, cancellation, termination of expiration of any such registration or patent except as set forth on SCHEDULE 4.12. To the knowledge of Cheyenne, SES or the Shareholders, the business of Cheyenne, SES and the Subsidiaries as conducted as of the date hereof, including (without limitation) the business of development, production, marketing, licensing and sale of commercial products using Intellectual Property and proprietary rights, does not infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and neither Cheyenne, SES nor any Subsidiaries has received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person or entity. With respect to Third-Party Products, to the knowledge of Cheyenne, SES and the Shareholders, Cheyenne, SES and each Subsidiary has obtained appropriate licensing rights to such Third-Party Products and the use of Third-Party Products does not infringe the rights of their licensors. To the knowledge of Cheyenne, SES or the Shareholders, neither Cheyenne, SES nor any Subsidiary is using any confidential information or trade secrets of any former employer of any past or present employees.

         4.13 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 4.13, Cheyenne, SES and each Subsidiary has complied and is and will be at the Closing Date in full compliance with all material laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees (collectively, "LAWS"), applicable to it or to its assets, properties and business, including, without limitation (a) all applicable federal and state securities laws and regulations, (b) all applicable federal state and local

Laws, pertaining to (i) the sale, licensing, leasing, ownership or management of its owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment or wages and hours, or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.21), building standards, zoning or other similar matters, or (c) to the knowledge of Cheyenne, SES and the Shareholders, the Immigration Reform and Control Act; PROVIDED, HOWEVER, that this Section 4.13 shall not apply to any Law to the extent Cheyenne, SES and the Shareholders have provided a representation and warranty elsewhere in this Agreement as to full past and present compliance by Cheyenne, SES and the Subsidiaries with such Law. Cheyenne, SES and each Subsidiary has received all material permits and approvals from and has made all material filings with third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

         4.14 CERTAIN TRANSACTIONS AND AGREEMENTS. Except as set forth in
SCHEDULE 4.14, no person who is an officer or director of SES or any Subsidiary, or a member of any officer's or director's immediate family, has any direct or indirect ownership interest in any firm or corporation that competes with SES, any of the Subsidiaries or IVG (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation the stock of which is publicly traded). Except as set forth in SCHEDULE 4.14, no person who is an officer or director of SES or any Subsidiary, or any member of any officer's or director's immediate family, is directly or indirectly interested in any material contract or informal arrangement with SES or any Subsidiary, except for compensation for services as an officer, director or employee of SES or any Subsidiary and except for the normal rights of a shareholder. Except as set forth in SCHEDULE 4.14, none of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of Cheyenne, SES or any Subsidiary, except for the normal rights of a shareholder.

         4.15 EMPLOYEES.

                  (a) Except as set forth in SCHEDULE 4.15(a), neither Cheyenne, SES nor any Subsidiary has an employment contract or material consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by Cheyenne, SES or such Subsidiary.

                  (b) Except as set forth in SCHEDULE 4.15(b), neither Cheyenne, SES nor any Subsidiary (i) has ever been or is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) to their knowledge, has no material current labor dispute. Neither Cheyenne, SES nor any Shareholder has any knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and neither Cheyenne, SES nor any Shareholder has any knowledge that any of the key personnel listed in SCHEDULE 4.10(i) intends to leave its employ.

                  (c) SCHEDULE 4.15(c) delivered by Cheyenne and SES to IVG herewith contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, severance plans or other similar employee benefits plan sponsored by Cheyenne or SES or any ERISA Affiliate (as defined herein) for the benefit of any Cheyenne, SES or Subsidiary employee, former employee or retired employee (the "EMPLOYEE PLANS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). "ERISA Affiliate" as used in this
Section 4.15 shall mean any other person or entity under common control with Cheyenne or SES within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder. Except as set forth in SCHEDULE 4.15(c), neither Cheyenne, SES nor any Subsidiary does now, nor has it ever, maintained, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, Section 412 of the Code, or any multiemployer plan as defined in Section 3(37) of ERISA. Except as set forth in SCHEDULE 4.15(c), Cheyenne and SES has made available true and complete copies of all the Employee Plans, together with the most recent summary plan descriptions, if any, required under ERISA, and the three most recent annual reports (Forms 5500 and all schedules thereto), if any, required under ERISA, to IVG. Except as set forth in SCHEDULE 4.15(c), each of the Employee Plans, and its operation and administration, is in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as set forth in SCHEDULE 4.15(c), any such Employee Plans that are employee pension benefit plans (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Reform Act of 1986. In addition, to the knowledge of SES, Cheyenne and the Shareholders, except as set forth in SCHEDULE 4.15(c), no "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan. Except as set forth in
SCHEDULE 4.15(c), the group health plans as defined in Section 4980B(g) of the Code that benefit employees of Cheyenne, SES or the Subsidiaries are in material compliance with the continuation coverage requirements of Section 4980B of the Code. Except as set forth in SCHEDULE 4.15(c), there are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. Except as set forth in SCHEDULE 4.15(c), no Employee Plan provides life insurance, medical or other medical benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by statute.

                  (D) To the knowledge of Cheyenne, SES or the Shareholders, no employee of Cheyenne, SES or any Subsidiaries is in material violation of (i) any term of any employment contract, patent disclosure agreement or noncompetition agreement or (ii) any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Cheyenne, SES, the Subsidiaries or to use trade secrets or proprietary information of others. To the knowledge of Cheyenne, SES or the Shareholders, the employment of any employee of Cheyenne, SES or any Subsidiary does not of itself subject Cheyenne or SES to any liability to any third party.

                  (e) Except as set forth in SCHEDULE 4.15(E), neither Cheyenne, SES nor any Subsidiary is a party to any (i) agreement with any executive officer or other key employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction in the nature of any of the transactions contemplated by this Agreement, or any other business combination transaction, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (f) A list of all corporate employees, officers and development consultants of Cheyenne, SES, the Subsidiaries and their current compensation and benefits or related agreements with employer as of the date of this Agreement is set forth on SCHEDULE 4.15(f).

         4.16 CORPORATE DOCUMENTS. SES has made available to IVG for examination all documents and information listed in SCHEDULES 4.1 through 4.31 or other exhibits called for by this Agreement that have been requested by IVG's legal counsel or accountants, including, without limitation, the following: (a) copies of all certificates or articles of incorporation and bylaws as currently in effect for SES and each Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the directors and shareholders or SES and each Subsidiary; (c) the stock ledgers, journals and other records reflecting all stock issuances and transfers or SES and each Subsidiary; and (d) all permits, orders and consents issued by any regulatory agency with respect to SES and each Subsidiary, or any SES Stock, and all applications for such permits, orders and consents.

         4.17 NO BROKERS. Except as provided in SCHEDULE 4.17, neither Cheyenne nor SES is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein.

         4.18 DISCLOSURE. The representations and warranties contained in this Agreement and the schedules thereto delivered to IVG by Cheyenne, SES or the Shareholders or both under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         4.19 BOOKS AND RECORDS. Except as provided in SCHEDULE 4.19, the books, records and accounts of SES and each Subsidiary (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and disposition of the assets of SES and each Subsidiary in all material respects, and (d) accurately and fairly reflect in all material respects the basis for SES Financial Statements.

         4.20 INSURANCE. SES and the Subsidiaries maintain fire and casualty, workers compensation, general liability and other insurance policies as listed on SCHEDULE 4.20. Neither SES nor any Shareholder has any knowledge that any such insurance policy will not be renewed in the normal course.

         4.21 ENVIRONMENTAL MATTERS.

                  (a) During the period that Cheyenne, SES and each Subsidiary has leased the premises currently occupied by it and those premises occupied by it since the date of its incorporation, none of Cheyenne, SES or the Shareholders know or should have known of any disposals, releases or threatened releases of Hazardous Materials (as defined below) from or any presence thereof on any such premises that would have a material adverse effect upon the business or financial condition of Cheyenne, SES and the Subsidiaries. None of Cheyenne, SES or the Shareholders know or should have known of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to Cheyenne, SES or any Subsidiary having taken possession of any of such premises that would have a material adverse effect upon the business or financial condition of Cheyenne, SES or any Subsidiary. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 ET SEQ., as amended ("CERCLA"). For the purposes of this Section 4.21, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 5.1) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11001 ET SEQ.; (iii) the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above (collectively, the "ENVIRONMENTAL LAWS").

                  (b) To the knowledge of Cheyenne, SES and the Shareholders, none of the premises currently leased by Cheyenne, SES, the Subsidiaries or any premises previously occupied by Cheyenne, SES or any Subsidiary is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                  (c) To the knowledge of Cheyenne, SES and the Shareholders, during the time that Cheyenne, SES and each Subsidiary has leased the premises currently occupied by it or any premises previously occupied by Cheyenne, SES and each Subsidiary, neither Cheyenne, SES, any Subsidiary nor any third party has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials that would have a material adverse effect upon the business or financial condition of Cheyenne, SES and the Subsidiaries.

                  (d) During the time that Cheyenne, SES and each Subsidiary has leased the premises currently occupied by it or any premises previously occupied by Cheyenne, SES and each Subsidiary, there has been no litigation, proceeding or administrative action brought or threatened in writing against Cheyenne, SES or any Subsidiary by, or any settlement reached by Cheyenne, SES or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                  (e) To the knowledge of Cheyenne, SES and the Shareholders, during the period that Cheyenne, SES and each Subsidiary has leased the premises currently occupied by it or any premises previously occupied by Cheyenne, SES and each Subsidiary, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

         4.22 GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 4.22, neither Cheyenne, SES nor any Subsidiary has business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

         4.23 SALE OF CHEYENNE OR SES. Except as set forth on SCHEDULE 4.23 and other than the transactions contemplated by this Agreement, there are currently, and within the past one hundred eighty (180) days there have been, no discussions to which Cheyenne or SES is a party relating to (a) sale of all or a material portion of Cheyenne's Business assets or SES' assets or (b) any merger, consolidation, liquidation, dissolution or similar transaction involving Cheyenne or SES or in which SES issues more than 20% of outstanding SES Common Stock or in which Cheyenne or SES is required to obtain the approval of its shareholders.

         4.24 PRODUCT LIABILITY AND WARRANTY PROCEEDINGS. No product liability, warranty or similar actions, suits or proceedings have been asserted against SES or any Subsidiary since the Balance Sheet Date other than as set forth in SES Financial Statements.

         4.25 WARN COMPLIANCE. Except as set forth in SCHEDULE 4.25, since the Balance Sheet Date, none of Cheyenne, SES or any Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. Except as set forth in SCHEDULE 4.25, none of Cheyenne, SES or any Subsidiary has laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the period from January 1, 2000 through the Closing Date. It shall be the obligation of Cheyenne, SES and the Shareholders to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement.

         4.26 ADA COMPLIANCE. SES and each Subsidiary have complied and are in material compliance with the provisions of the Americans with Disabilities Act (the "ADA").

         4.27 ACCOUNTS RECEIVABLE. Except as disclosed in SCHEDULE 4.27, the accounts receivable set forth in the SES Financial Statements, those accounts receivable included in the Assets, and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to third parties incurred in the ordinary course of business, subject to no defenses, set-offs or counterclaims other than those resulting from applicable insolvency laws.

         4.28 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as set forth in
SCHEDULE 4.28, no shareholder, officer, director or affiliate of SES or any Subsidiary possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of SES or any Subsidiary. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), not in excess of one percent (1%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.28.

         4.29 BUSINESS RELATIONS. SCHEDULE 4.29 contains an accurate list of all significant customers of Cheyenne, SES and the Subsidiaries (I.E., those customers representing 5% or more of the consolidated revenues of Cheyenne, SES and the Subsidiaries for the 12 months ended December 31, 2000 or who have paid to Cheyenne, SES or a Subsidiary $200,000.00 or more over any two consecutive fiscal quarters in the year ended December 31, 2000). Except as set forth in
SCHEDULE 4.29, to the knowledge of Cheyenne, SES or the Shareholders, no customer or supplier will cease to do business with Cheyenne, SES or any Subsidiary after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of Cheyenne, SES or any of its Subsidiaries. Except as set forth in SCHEDULE 4.29, since December 31, 1998, neither Cheyenne, SES nor any of its Subsidiaries have experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and no such shortage of supply of inventory items is pending or threatened.

         4.30 BANK ACCOUNTS AND POWERS OF ATTORNEY. SCHEDULE 4.30 sets forth each bank, savings institution and other financial institution with which SES and each Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of SES or any Subsidiary is identified on SCHEDULE 4.30. Except as disclosed on such Schedule, neither SES nor any Subsidiary has given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

         4.31 SCHEDULED CONTRACTS. Except as set forth on SCHEDULE 4.31, each of the Scheduled Contracts is valid and in full force and effect in all material respects, and a true and complete copy has been provided to IVG or its counsel. Except as noted on SCHEDULE 4.31, neither Cheyenne, nor to the knowledge of Cheyenne or the Shareholders, any other party is in breach of or default under any material term of any Scheduled Contract.

                                    ARTICLE 5
                           INVESTMENT REPRESENTATIONS

         Each Shareholder severally represents and warrants to IVG as of the date of this Agreement that:

         5.1 INFORMATION DELIVERED. Such Shareholder (a) has received from IVG copies of IVG's amended reports on Form 10-KSB for the year ended December 31, 1999 and on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (collectively, the "IVG SEC DOCUMENTS"), each as filed with the Securities and Exchange Commission (the "COMMISSION"), and (b) has had the opportunity to ask questions of and receive answers from IVG concerning the terms and conditions of this Agreement and to obtain from IVG any additional information that IVG possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the IVG SEC Documents.

         5.2 ACCREDITED INVESTORS. Such Shareholder (a) is an "accredited investor" as that term is defined in Regulation D under the Securities Act of 1933, as amended (the "1933 ACT"), and has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of an investment in IVG Common Stock, (b) fully understands the nature, scope and duration of the limitations on transfer of IVG Common Stock received hereunder, described in this Agreement, and (c) can bear the economic risk of an investment in the shares of IVG Common Stock to be received hereunder and can afford a complete loss of such investment.

         5.3 INVESTMENT PURPOSES Such Shareholder further represents, warrants, acknowledges and agrees that (a) he is acquiring the shares of IVG Common Stock under this Agreement for his own account, as principal, and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares, except in accordance with applicable securities laws, (b) he will not sell or otherwise transfer such shares unless, in the opinion of counsel who is reasonably satisfactory to IVG, the transfer can be made without violating the registration provisions of the 1933 Act and the rules and regulations thereunder, unless such sale or transfer is under an effective registration statement, and (c) the certificate representing such shares will also bear the following or a substantially similar legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

         5.4 STOCK OWNERSHIP. Such Shareholder has the full legal right, power and authority to enter into this Agreement. Such Shareholder owns beneficially and of record the shares of SES Common Stock set forth opposite such Shareholder's name on SCHEDULE 5.4 and such shares of SES Common Stock, together with the other shares of SES Common Stock set forth on SCHEDULE 5.4, constitute all of the outstanding shares of capital stock of SES, and, except as set forth on SCHEDULE 5.4 hereof, such shares of SES Common Stock owned by such Shareholder are owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions. Such Shareholder has owned SES Common Stock since the date set forth on SCHEDULE 5.4.

         5.5 WAIVER OF PREEMPTIVE RIGHTS. Other than as contemplated by this Agreement or any agreement to be executed in connection with this Agreement, such Shareholder has no, or hereby waives, any preemptive or other right to acquire shares of SES Stock or IVG Common Stock that the Shareholder has or may have had other than rights of the Shareholder to acquire IVG Common Stock pursuant to (i) this Agreement or (ii) any option granted by IVG.

         5.6 NO DISPOSAL OF SHARES. Such Shareholder represents that there is no current plan or intention by such Shareholder to sell, exchange or otherwise dispose of any of the shares of IVG Common Stock received by such Shareholder in the Merger as of the Effective Time of the Merger. Shares of SES Stock and shares of IVG Common Stock held by the Shareholder and otherwise sold, redeemed, or disposed of prior to or subsequent to the Closing Date will be considered in making this representation.

                                    ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF IVG

         IVG hereby represents and warrants that, except as set forth in the Schedules provided by IVG attached to this Agreement:

         6.1 ORGANIZATION AND GOOD STANDING. Each of IVG and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of IVG and Acquisition is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on IVG, its assets, properties or financial condition.

         6.2 POWER, AUTHORIZATION AND VALIDITY.

                  (a) Each of IVG and Acquisition has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all Ancillary Agreements to which it is or will be a party as contemplated by this Agreement (the "IVG ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the IVG Ancillary Agreements have been approved by the IVG and Acquisition Boards of Directors.

                  (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable IVG or Acquisition to enter into, and to perform its obligations under, this Agreement and the IVG Ancillary Agreements, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware (which filing has been authorized by all necessary corporate action) and (ii) consents disclosed in SCHEDULE 6.2(b).

                  (c) This Agreement and the IVG Ancillary Agreements are, or when executed and delivered by IVG and Acquisition will be, valid and binding obligations of IVG and Acquisition, enforceable against IVG and Acquisition in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) any rights to indemnification being limited under applicable securities laws; PROVIDED, HOWEVER, that the IVG Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

         6.3 CAPITALIZATION. The authorized capital stock of IVG is as set forth in the IVG SEC Documents. IVG has no issued and outstanding shares of Preferred Stock. All issued and outstanding shares of IVG Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Acquisition is a wholly-owned subsidiary of IVG.

         6.4 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement or any IVG Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of IVG or Acquisition, as currently in effect, (b) any material instrument or contract to which IVG or Acquisition is a party or by which IVG or Acquisition is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on IVG or its assets or properties. The consummation by Acquisition of the Merger will not require the consent of any third party and will not have a material adverse effect upon any rights, licenses, franchises, leases or agreements of IVG or Acquisition pursuant to the terms of those agreements, other than as set forth in SCHEDULE 6.4.

         6.5 NO BROKERS. Neither IVG nor Acquisition is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein or therein.

         6.6 IVG COMMON STOCK. The IVG Common Stock to be delivered to the Shareholders after the Effective Time shall constitute validly issued shares of IVG, fully paid and nonassessable, and except as set forth in this Agreement (a) will be owned free and clear of all Liens created by IVG, and (b) subject to registration of such shares with the SEC and holding periods established by SEC rule (or state securities law or rule), will be legally equivalent in all respects to the IVG Common Stock issued and outstanding as of the date hereof.

         6.7 DISCLOSURE. The representations and warranties contained in this Agreement and the schedules to this Agreement delivered by IVG or Acquisition to Cheyenne, SES and the Shareholders under this Agreement and each IVG SEC Document as of the date of each such document, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         6.8 INFORMATION DELIVERED. IVG (a) has delivered to the Shareholders copies of the IVG SEC Documents and (b) has provided the Shareholders the opportunity to ask questions of and receive answers from IVG concerning the terms and conditions of this Agreement and to obtain from IVG any additional information that IVG possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the IVG SEC Documents.

         6.9 COMPLIANCE WITH LAWS. IVG has complied and is in compliance in all material respects with the material Laws applicable to IVG or to the assets, properties and business of IVG. IVG has received all material permits and approvals from and has made all material filings with third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

                                    ARTICLE 7
                            COVENANTS OF THE PARTIES

         7.1 CONDUCT OF BUSINESS. On and after the date hereof and until the Effective Time, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by IVG in writing, each of Cheyenne and SES will, and the Shareholders will cause each of Cheyenne and SES to:

                  (a) carry on its business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing; and

                  (b) not take or omit to take any action that would result in the representations contained in Section 4.10 becoming untrue at any time after the execution of this Agreement.

         7.2 NO SOLICITATION. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, each of Cheyenne and SES agrees:

                  (a) that it shall not, and each of Cheyenne and SES shall direct and use its best efforts to cause its respective officers, directors, employees, agents and Shareholders (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the Business assets or equity securities of, Cheyenne or the assets or equity securities of SES (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

                  (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.2; and

                  (c) that it will notify IVG immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
7.2 shall prohibit the Board of Directors of Cheyenne or SES from:

                           (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire such company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of such company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cheyenne or SES provides written notice to IVG to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Cheyenne or SES, as applicable, determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to shareholders), Cheyenne or SES keeps IVG informed of the status of any such discussions or negotiations; and

                           (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

         Nothing in this Section 7.2 shall (x) permit Cheyenne or IVG to terminate this Agreement (except as specifically provided in Article 10 during the term of this Agreement (it being agreed that during the term of this Agreement, Cheyenne and SES shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (y) affect any other obligation of any party under this Agreement.

         7.3 ACCESS AND INFORMATION; COOPERATION FOR SEC FILINGS BY IVG; DELIVERY OF SCHEDULES.

                  (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, each of the parties hereto will give the other parties hereto and such other parties' accountants, counsel, consultants, employees and agents, access at all reasonable times to, and furnish them with all documents, records, work papers and information with respect to, all of the assets, properties, books, contracts, commitments, reports and records of such party, as any of the other parties hereto shall from time to time reasonably request. In addition, each of the parties hereto will permit the other parties hereto and their respective accountants, counsel, consultants, employees and agents, reasonable access to personnel of such party and persons acting on such parties' behalf as may be necessary or useful to each of the other parties hereto in its review of the properties, assets and business of such party and the above-mentioned documents, records and information. Cheyenne, SES and the Shareholders will keep IVG reasonably informed as to the affairs of Cheyenne and SES and their business, and IVG will keep SES reasonably informed as to the affairs of IVG and its business.

                  (b) Each of Cheyenne and SES and the Shareholders will use reasonable good faith efforts to cause the accountants of Cheyenne and SES to cooperate with IVG, and deliver to IVG such written consents as it shall reasonably request, in connection with any required filings with the Commission under the Securities Act and the Exchange Act.

                  (c) Notwithstanding anything to the contrary herein, each party hereto agrees to deliver on or before March 28, 2001 to the other parties hereto all schedules, exhibits and Ancillary Agreements contemplated herein that are required to be delivered by such party prior to Closing. Notwithstanding anything to the contrary herein, no representation or warranty of a party in this Agreement that refers to a schedule, exhibit or Ancillary Agreement shall be deemed made until the earlier of March 28, 2001 or the date such schedule, exhibit, or Transaction Agreement is delivered pursuant to this Section 7.3(c).

         7.4 VOTE OR CONSENT ON ASSET PURCHASE AND MERGER; OTHER ACTIONS.

                  (a) Cheyenne, SES and each Shareholder agree to take all action necessary in accordance with applicable Law and Cheyenne's and SES' certificate of incorporation and bylaws to convene or cause to be convened a meeting of the shareholders of Cheyenne and SES to consider and vote upon, or to otherwise take action by shareholder consent to approve, this Agreement, the Asset Purchase (in the case of Cheyenne and each Shareholder), the Merger (in the case of SES and each Shareholder) and the other transactions contemplated hereby applicable to such party, as promptly as practicable. Each of Cheyenne and SES, through its Board of Directors, agrees to recommend to its respective shareholders approval of this Agreement and the other transactions contemplated hereby applicable to such party.

                  (b) Each Shareholder agrees to vote, or cause to be voted, all of his shares of Cheyenne common stock and SES Common Stock in favor of, or to otherwise take action by shareholder consent to approve, any proposal submitted by the Board of Directors of Cheyenne or SES for shareholder approval of this Agreement and the other transactions contemplated hereby.

                  (c) Each Shareholder agrees that he will not, prior to the Effective Time or the earlier termination of this Agreement pursuant to Article 10 of this Agreement, without the prior written consent of IVG, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of his shares of Cheyenne common stock or SES Common Stock, (ii) grant any proxy with respect to any of his shares of Cheyenne common stock or SES Common Stock or enter into any voting trust or similar agreement or arrangement in respect of the voting of any of his shares of such stock or (iii) vote any of the shares of Cheyenne common stock or SES Common Stock to amend the certificate of incorporation or bylaws of Cheyenne or SES, to authorize any merger or consolidation of Cheyenne or SES, or sale of all or substantially all of the assets of Cheyenne or SES, or the dissolution, liquidation or winding-up of the affairs of Cheyenne or SES, or authorize the issuance of any shares of capital stock of Cheyenne or SES, or approve any new employee benefit, pension, stock option or other similar plan or arrangement of Cheyenne or SES or any amendment to any existing plan or arrangement to increase the size of any such plan or arrangement or materially increase the benefits payable thereunder.

         7.5 FURTHER ACTIONS.

                  (a) Each of the parties hereto agrees to use and to cause all persons acting on its behalf to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                  (b) Each of Cheyenne, SES and IVG, as promptly as practicable, will file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable Law in connection with this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                  (c) Each of Cheyenne, SES and IVG, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consent required under any contract) necessary to be obtained by it in order to consummate the transactions contemplated by this Agreement.

                  (d) Each of the parties hereto will, and will cause all persons acting on its or their behalf to, coordinate and cooperate with the other parties hereto in exchanging such information and supplying such assistance as may be reasonably requested by the other parties hereto in connection with the filings and other actions contemplated hereby.

         7.6 FURTHER ASSURANCES. Following the Closing, each of the parties hereto shall, and shall cause all persons acting on its or their behalf to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by any of the other parties hereto, to confirm and assure the rights and obligations provided for in this Agreement and in the other Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

         7.7 IVG BOARD OF DIRECTORS. As soon as practicable after the Effective Time, IVG will appoint Dennis Lambka and Ronald Bray as additional members of the IVG Board of Directors.

         7.8 SECONDARY OFFERING. IVG hereby covenants and agrees to use its reasonable best efforts to ensure that a secondary offering of IVG securities (a "SECONDARY OFFERING") occurs on or before December 31, 2001. Notwithstanding the foregoing, SES and the Shareholders hereby acknowledge and agree that the ability of IVG to complete a Secondary Offering is dependent upon a variety of factors beyond the control of IVG, including, without limitation, market and economic conditions, and that the failure to complete a Secondary Offering shall not be deemed a breach under this Agreement.

         7.9 SPINOFF OF SES PROFESSIONAL SERVICES, INC. The parties acknowledge that IVG has incorporated SES Professional Services, Inc. ("SES PRO") as a subsidiary to be used as an acquisition vehicle for professional employment organizations. IVG covenants and agrees that in the event of additional issuances of SES Pro common stock to third parties after the Effective Time, IVG shall issue additional shares of SES Pro common stock such that the shares issued to the Shareholders or their designees shall equal 10% of the issued and outstanding shares of SES Pro common stock until such time as annualized SES Pro revenues equal or exceed SES' revenues for the year ended December 31, 2000 (the "REVENUE THRESHOLD"). Upon achievement of the Revenue Threshold, the Shareholders' and their designees' holdings of SES Pro shall be diluted upon any additional issuances of SES Pro stock. IVG further covenants and agrees to use its reasonable best efforts to spinoff SES Pro into a publicly traded company (a "SPINOFF") on or before December 31, 2002. Notwithstanding the foregoing, SES and the Shareholders hereby acknowledge and agree that the ability of IVG to complete a Spinoff of SES Pro is dependent upon a variety of factors beyond the control of IVG and that failure to complete such a Spinoff shall not be deemed a breach under this Agreement.

         7.10 REGISTRATION OF INITIAL SHARES. The Company agrees to include the Initial Shares in the registration statement to be filed by the Company under the Securities Act of 1933 for the registration of shares underlying warrants issued by the Company in 2000 to certain former shareholders of Swan Magnetics, Inc.

                                    ARTICLE 8
         CONDITIONS TO OBLIGATIONS OF CHEYENNE, SES AND THE SHAREHOLDERS

         The obligations of Cheyenne, SES and the Shareholders hereunder are subject to the fulfillment or satisfaction as of the Closing of each of the following conditions (any one or more of which may be waived by Cheyenne, SES and the Shareholders):

         8.1 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

         8.2 NO LITIGATION. No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of IVG that has not previously been disclosed to Cheyenne and SES herein.

         8.3 REPRESENTATIONS; PERFORMANCE, ETC. The representations and warranties of IVG and Acquisition contained in this Agreement and the Exhibits and Schedules hereto (i) shall be true and correct in all material respects at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of the Closing Date. Each of IVG and Acquisition shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Each of IVG and Acquisition shall have delivered to Cheyenne and SES a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

         8.4 ANCILLARY AGREEMENTS. IVG and/or Acquisition shall have executed and delivered each of the Ancillary Agreements to which it will be a party and each additional item required under Section 3.2 hereof.

         8.5 CONSENTS. IVG or Acquisition shall have obtained and shall have delivered to Cheyenne and SES copies of (i) all governmental approvals required to be obtained by IVG or Acquisition in connection with the execution and delivery of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) all consents necessary to be obtained by either of them in order to consummate the Asset Purchase and the Merger pursuant to this Agreement.

         8.6 DUE DILIGENCE REVIEW. SES and the Shareholders shall have completed and found satisfactory, in their sole discretion, all Schedules, Exhibits and Transaction Documents contemplated herein, which are required to be delivered pursuant to this Agreement, as well as their due diligence review of IVG.

                                    ARTICLE 9
                CONDITIONS TO OBLIGATIONS OF IVG AND ACQUISITION

         The obligations of IVG and Acquisition hereunder are subject to the fulfillment or satisfaction as of the Closing of each of the following conditions (any one or more of which may be waived by IVG):

         9.1 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

         9.2 TAX OPINION OF COUNSEL TO IVG. IVG shall have received from Baker & McKenzie, counsel to IVG, an opinion relating to the status of the Merger contemplated by this Agreement as a tax-free plan of reorganization in accordance with the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of IVG, Acquisition, SES and the Shareholders.

         9.3 NO LITIGATION. No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Cheyenne or SES that has not previously been disclosed to IVG herein.

         9.4 REPRESENTATIONS; PERFORMANCE. The representations and warranties of Cheyenne, SES and the Shareholders contained in this Agreement and the Exhibits and Schedules hereto (i) shall be true and correct in all material respects at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Cheyenne, SES and the Shareholders shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date. Cheyenne, SES and the Shareholders shall have delivered to IVG a certificate, dated the Closing Date and signed by Cheyenne's and SES' duly authorized officers and by each Shareholder, to the foregoing effect.

         9.5 CONSENTS. Each of Cheyenne and SES shall have obtained and shall have delivered to IVG copies of (i) all governmental approvals required to be obtained by it in connection with the execution and delivery of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) all consents (including, without limitation, all consents required under any contract) necessary to be obtained by Cheyenne, SES or the Shareholders in order to consummate the Asset Purchase and the Merger pursuant to this Agreement. Without limiting the foregoing, IVG shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by IVG's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of SES as the Surviving Corporation and IVG and for IVG to consummate the transactions contemplated hereby.

         9.6 NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the Balance Sheet Date that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the financial condition, results of operation, business or prospects of Cheyenne, SES or any Subsidiary.

         9.7 ANCILLARY AGREEMENTS. SES, Cheyenne, and/or the Shareholders shall have executed and delivered each of the Ancillary Agreements to which it will be party and each additional item required under Section 3.2 hereof.

         9.8 SES FINANCIAL STATEMENTS. SES shall have provided IVG with its unaudited 1999 and 2000 financial statements, and such financial statements shall be satisfactory to IVG, in its sole discretion.

         9.9 CONVERSION OF PREFERRED STOCK. All of the previously issued preferred stock of SES: (a) shall have been converted into SES Common Stock (or redeemed on terms approved in advance by and acceptable to IVG in its sole discretion) and shall have ceased to be outstanding, (b) shall be converted in the Merger into IVG Common Stock or preferred stock of the Surviving Corporation on terms approved in advance by and acceptable to IVG in its sole discretion, or
(c) shall be otherwise disposed of in a manner acceptable to IVG in its sole discretion. IVG shall be satisfied, in its sole discretion, that consummation of the Merger shall not result in an acceleration of the redemption of the preferred stock of SES.

         9.10 REPORT FROM AUDITORS. IVG shall have received confirmation from its auditors that SES and its Subsidiaries' financial condition and results of operations are capable of being audited without unreasonable expense or delay. IVG shall have received a favorable report from its auditors concerning the most recent SES Financial Statements and accounting records, as well as the absence of material absolute or contingent liabilities except as reflected therein.

         9.11 DUE DILIGENCE REVIEW. IVG shall have completed and found satisfactory, in its sole discretion, all Schedules, Exhibits and Ancillary Agreements to be delivered pursuant to this Agreement, as well as its due diligence review of Cheyenne, SES and the Subsidiaries.

         9.12 ACCOUNT OWNERSHIP. IVG shall have received, to its satisfaction, evidence of SES and its Subsidiaries' ownership of at least $500 million of currently effective accounts serviced by such companies.

         9.13 SES TAX RETURNS. Except as set forth in SCHEDULE 4.8(b), SES and its Subsidiaries shall have filed their respective federal and state Tax Returns for the years ended December 31, 1999 and 1998.

         9.14 ADDITIONAL AGREEMENTS. Non-competition and Non-disclosure Agreements, in a form to be mutually agreed upon by the parties, shall be executed and delivered to IVG by SES management personnel to be agreed upon by SES and IVG.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by the written agreement of IVG, Cheyenne and SES;

                  (b) by IVG, by written notice delivered to SES and Cheyenne if IVG determines in good faith that the results of its due diligence investigation are unsatisfactory or disclose matters which lead its board of directors to determine that the consummation of the transactions contemplated hereby would not be in its best interests or the best interests of its shareholders;

                  (c) by any of Cheyenne, SES or IVG, by written notice to the other parties hereto by 5:00 p.m., Central time, on or after April 30, 2001 if the Closing shall not have occurred by such date (unless the failure of the Closing to occur shall be due to any breach of this Agreement by the party seeking to terminate), unless such date shall be extended by the mutual written consent of Cheyenne, SES and IVG;

                  (d) by Cheyenne or SES, if there has been a material breach on the part of IVG or Acquisition in the representations, warranties or covenants of IVG and Acquisition set forth herein, or a failure on the part of IVG or Acquisition to perform their respective obligations hereunder that is not cured within 48 hours after notice of such breach or failure to perform; PROVIDED that Cheyenne and SES shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed and complied with by them prior to such time, or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the Closing set forth in Article 9 could not be satisfied on or prior to the termination date contemplated by Section 10.1(c) hereof; or

                  (e) by IVG, if there has been a material breach on the part of Cheyenne, SES or the Shareholders in the representations, warranties or covenants of Cheyenne, SES or the Shareholders set forth herein or any failure on the part of Cheyenne, SES or the Shareholders to perform their respective obligations hereunder that is not cured within 48 hours after notice of such breach or failure to perform; PROVIDED that IVG shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by it prior to such time, or any other events or circumstances shall have occurred such that, in any case, any of the conditions to the Closing set forth in Article 8 could not be satisfied on or prior to the termination date contemplated by Section 10.1(c) hereof.

         10.2 EFFECT OF TERMINATION.

                  (a) In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement shall become void and have no effect and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Articles 11 and 12.

                  (b) In the event of termination of this Agreement pursuant to Sections 10.1(d) or 10.1(e), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                  (c) At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11
            SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

         11.1 SURVIVAL OF REPRESENTATIONS.

                  (a) CHEYENNE, SES AND SHAREHOLDER REPRESENTATIONS. Except for the representations and warranties contained in Sections 4.7, 4.8, 4.12 and 4.21 (the "GENERAL REPRESENTATIONS"), all other representations and warranties will remain operative and in full force and effect (but only as of the date of Closing) for a period of two (2) years after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement. The representations and warranties contained in Sections 4.7, 4.8, 4.12 and 4.21 (the "SPECIAL REPRESENTATIONS") will remain operative and in full force and effect (but only as of the date of Closing) for a period of five (5) years after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement. Notwithstanding the preceding provisions of this Section 11.1(a), any act or omission constituting fraud shall have no limit as to time.

                  (b) IVG'S REPRESENTATIONS. All representations and warranties of IVG contained in Article 6 of this Agreement will remain operative and in full force and effect (but only as of the date of Closing) for a period of two
(2) years after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement other than any act or omission constituting fraud, which shall have no limitation as to time.

         11.2 SHAREHOLDERS' AGREEMENT TO INDEMNIFY; ESCROW SHARES.

                  (a) SHAREHOLDERS' INDEMNITY. Subject to the limitations set forth in Section 11.2(b), the Shareholders will indemnify and hold harmless IVG and the Surviving Corporation and their respective officers, directors, agents and employees, and each person, if any, who controls or may control IVG and the Surviving Corporation (hereinafter in this Section 11.2 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies or tax savings known to such Indemnified Persons at the time of making of claim hereunder, arising out of any (i) Tax liability (including interest and penalties, if any) owed by Cheyenne, SES, its Subsidiaries or other affiliates incurred or accrued on or prior to the Effective Time, whether or not specified on SCHEDULE 4.8; (ii) misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Cheyenne, SES or the Shareholders in this Agreement or any certificate, document or instrument delivered by or on behalf of Cheyenne, SES or by the Shareholders pursuant hereto; (iii) any liability of Cheyenne arising on or prior to the Closing Date (except for the Assumed Liabilities); (iv) any liability based on, arising out of, or resulting from the Excluded Assets; and (v) any liability to or monies paid after the Closing, directly or indirectly, to or for the benefit of John Burcham, II or Craig Vanderburg, or relating to any preferred stock of SES outstanding prior to the Closing (the foregoing items are hereafter in this Section 11.2 referred to as "IVG DAMAGES").

                  (b) INDEMNIFICATION LIMITATIONS. In seeking indemnification under this Section 11.2 following the Closing, the Indemnified Persons shall exercise their remedies:

                           (i) subject to subsection 11.2(b)(ii), for matters
                  arising out of the General Representations or the Special Representations, by taking delivery from the Escrow Shares of up to all of the Escrow Shares deposited in escrow as of the Closing (or an amount equal thereto in the case of stock splits, stock dividends, reverse stock splits or reverse stock dividends) and any other assets deposited in escrow pursuant to the Escrow Agreement; and

                           (ii) in the event of (A) any Tax liability referred
                  to in Section 11.2(a)(i), (B) a breach of any of the representations and warranties contained in the first paragraph of Section 4.1, the first sentence of Section 4.9 and Sections 4.2(a), 4.3, 4.8 and 5.4, or (C) IVG Damages arising out of the matters described in subsections 11.2(a)(iii), (iv) or (v) above, the Indemnified Persons shall be entitled to collect IVG Damages from the Shareholders in addition to taking delivery of any Escrow Shares.

                           Except for the breach of any covenant of the
                  Shareholders in Article 11 and indemnification arising out of liability referred to in subsections 11.2(a)(i) and (v), the indemnification provided for in Section 11.2(a) will not apply unless and until the aggregate IVG Damages for which one or more Indemnified Persons seeks indemnification under Section 11.2(a) exceeds $100,000, in which event the indemnification provided for in Section 11.2(a) will include all IVG Damages in excess of such sum. The provisions of this Section 11.2 shall be the sole remedy against the Shareholders for breach of Article 4.

                           Notwithstanding anything to the contrary in this
                  Agreement, the parties agree that the Unpaid Taxes will not be deemed to result in IVG Damages if they are paid by the Surviving Corporation after the Effective Time in accordance with written agreements with the Taxing Authorities to which such Taxes are due; UNLESS at the time of any such payment,

                           (A) there is a material breach of this Agreement or
                  any of the Ancillary Agreements on behalf of SES or any of the Shareholders;

                           (B) the Surviving Corporation and its subsidiaries
                  fail to have positive EBITDA on a consolidated basis at least equal to the amount of each such payment when made; or

                           (C) the Surviving Corporation's board of directors
                  has failed to specifically approve such payment by resolution.

                  (c) INDEMNIFICATION PROCEDURE. Promptly after the receipt by IVG of notice or discovery of any liability, claim, damage or legal action or proceeding giving rise to indemnification rights under this Section 11.2, IVG will give the Shareholders and Escrow Agent (as defined in the Escrow Agreement) written notice of such claim, damage, legal action or proceeding (for purposes of this Section 11.2, a "CLAIM") in accordance with Section 11.2 of this Agreement. Within ten days of delivery of such written notice, the Representative may, with IVG's written consent, which shall not be unreasonably withheld, at the expense of the Shareholders, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If the Representative makes the foregoing election, then the Representative will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify IVG of the progress of any such Claim, will permit IVG, at IVG's expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of IVG, for the same counsel to represent both IVG and the Shareholders in the resolution of such Claim, then IVG may retain separate counsel, the fees and expenses of which shall be borne by IVG) and will provide IVG with reasonable access to all relevant information and documents relating to the Claim and the Representative's prosecution or defense thereof. If the Representative does not make such election, then IVG shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify the Representative of the progress of any such Claim, and will permit the Representative, at the expense of the Shareholders, to participate in such prosecution or defense and will provide the Representative with reasonable access to all relevant information and documents relating to the Claim and IVG's prosecution or defense thereof. In either case, the party not in control of a

Claim will fully cooperate, and will cause its counsel, if any, to fully cooperate, with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either IVG (if the Representative defends the Claim) or the Representative (if IVG defends the Claim), such consent not to be unreasonably withheld.

                  (d) NOTICE OF CLAIM. Any written notice of a Claim required under this Section 11.2 (for purposes of this Section 11.2, a "NOTICE OF CLAIM") will be in writing and will contain the following information to the extent reasonably available to IVG:

                           (i) IVG's good faith estimate of the reasonably
                  foreseeable maximum amount of the alleged IVG Damages (which, in the case of third party claims, may be the amount of damages claimed by a third-party plaintiff in an action brought against IVG, SES or any other Indemnified Party); and

                           (ii) A brief description in reasonable detail of the
                  facts, circumstances or events giving rise to the alleged IVG Damages based on IVG's good faith belief thereof and the basis under this Agreement for such Claim, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to IVG) and copies of any formal demand or complaint.

         11.3 IVG AGREEMENT TO INDEMNIFY.

                  (a) IVG INDEMNITY. Subject to the limitations set forth in
Section 11.3(b), IVG will indemnify and hold harmless Cheyenne and the Shareholders (hereinafter in this Section 11.3 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies or tax savings known to any Indemnified Person at the time of making of claim hereunder, arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by IVG in this Agreement or any certificate, document or instrument delivered by or on behalf of IVG pursuant hereto (hereafter in this Section 11.3 referred to as "SHAREHOLDERS DAMAGES").

                  (b) IVG INDEMNIFICATION LIMITATIONS. Except for the breach of any covenant of IVG in Article 11, the indemnification provided for in Section 11.3(a) will not apply unless and until the aggregate Shareholders Damages for which one or more Indemnified Persons seeks indemnification under Section 11.3(a) exceeds $100,000, in which event the indemnification provided for in
Section 11.3(a) will include all Shareholders Damages in excess of such sum. The provisions of this Section 11.3 shall be the sole remedy against IVG for breach of Article 6.

                  (c) INDEMNIFICATION PROCEDURE. Promptly after the receipt by any Indemnified Person of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Section 11.3, such Indemnified Person will give IVG written notice of such claim, damage, legal action or proceeding (for purposes of this Section 11.3, a "CLAIM") in accordance with this Section 11.3. Within ten days of delivery of such written notice, IVG may, with such Indemnified Person's written consent, which shall not be unreasonably withheld, at the expense of IVG, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If IVG makes the foregoing election, then IVG will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify such Indemnified Person of the progress of any such Claim, will permit such Indemnified Person, at such person's expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of such Indemnified Person, for the same counsel to represent both such Indemnified Person and IVG in the resolution of such Claim, then such Indemnified Person may retain separate counsel, and the fees and expenses of one such counsel for all applicable Indemnified Persons shall be borne by such Indemnified Persons) and will provide such Indemnified Person with reasonable access to all relevant information and documents relating to the Claim and IVG's prosecution or defense thereof. If IVG does not make such election, then such Indemnified Person shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify IVG of the progress of any such Claim, and will permit IVG, at the expense of IVG, to participate in such prosecution or defense and will provide IVG with reasonable access to all relevant information and documents relating to the Claim and such Indemnified Person's prosecution or defense thereof. In either case, the party not in control of a Claim will fully cooperate with, and will cause its counsel, if any, to fully cooperate with, the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either such Indemnified Person (if IVG defends the Claim) or IVG (if such Indemnified Person defends the Claim), such consent not to be unreasonably withheld. Notwithstanding the foregoing provisions of this Section 11.3(c), if two or more Shareholders deliver, whether separately or together, a Claim to IVG arising from or relating to the same or a reasonably similar matter, then the Representative shall act on behalf of each such Shareholder bringing such a Claim for purposes of this Section 11.3.

                  (d) NOTICE OF CLAIM. Any written notice of a Claim required under this Section 11.3 (for purposes of this Section 11.3, a "NOTICE OF CLAIM") will be in writing and will contain the following information to the extent reasonably available to such Indemnified Person:

                           (i) such Indemnified Person's good faith estimate of
                  the reasonably foreseeable maximum amount of the alleged Shareholders Damages (which amount may be the amount of damages claimed by a third-party plaintiff in an action brought against such Indemnified Person); and

                           (ii) a brief description in reasonable detail of the
                  facts, circumstances or events giving rise to the alleged Shareholders Damages based on such Indemnified Person's good faith belief thereof and the basis under this Agreement for such Claim, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Person) and copies of any formal demand or complaint.

         11.4 CHEYENNE AGREEMENT TO INDEMNIFY.

                  (a) CHEYENNE INDEMNITY. Subject to the limitations set forth in Section 11.4(b), Cheyenne will indemnify and hold harmless IVG and the Surviving Corporation and their respective officers, directors, agents and employees, and each person, if any, who controls or may control IVG and the Surviving Corporation (hereinafter in this Section 11.4 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all IVG Damages.

                  (b) CHEYENNE INDEMNIFICATION LIMITATIONS. Except for the breach of any covenant of Cheyenne in Article 11, the indemnification provided for in Section 11.4(a) will not apply unless and until the aggregate IVG Damages for which one or more Indemnified Persons seeks indemnification under Section 11.4(a) exceeds $100,000, in which event the indemnification provided for in
Section 11.4(a) will include all IVG Damages in excess of such sum. The provisions of this Section 11.4 shall be the sole remedy against Cheyenne for breach of Article 4.

                  (c) INDEMNIFICATION PROCEDURE. Promptly after the receipt by any Indemnified Person of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Section 11.4, such Indemnified Person will give Cheyenne written notice of such claim, damage, legal action or proceeding (for purposes of this Section 11.4, a "CLAIM") in accordance with this Section 11.4. Within ten days of delivery of such written notice, Cheyenne may, with such Indemnified Person's written consent, which shall not be unreasonably withheld, at the expense of Cheyenne, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If Cheyenne makes the foregoing election, then Cheyenne will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify such Indemnified Person of the progress of any such Claim, will permit such Indemnified Person, at such person's expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of such Indemnified Person, for the same counsel to represent both such Indemnified Person and Cheyenne in the resolution of such Claim, then such Indemnified Person may retain separate counsel, and the fees and expenses of one such counsel for all applicable Indemnified Persons shall be borne such Indemnified Persons) and will provide such Indemnified Person with reasonable access to all relevant information and documents relating to the Claim and Cheyenne's prosecution or defense thereof. If Cheyenne does not make such election, then such Indemnified Person shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify Cheyenne of the progress of any such Claim, and will permit Cheyenne, at the expense of Cheyenne, to participate in such prosecution or defense and will provide Cheyenne with reasonable access to all relevant information and documents relating to the Claim and such Indemnified Person's prosecution or defense thereof. In either case, the party not in control of a Claim will fully cooperate with, and will cause its counsel, if any, to fully cooperate with, the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either such Indemnified Person (if Cheyenne defends the Claim) or Cheyenne (if such Indemnified Person defends the Claim), such consent not to be unreasonably withheld.

                  (d) NOTICE OF CLAIM. Any written notice of a Claim required under this Section 11.4 (for purposes of this Section 11.4, a "NOTICE OF CLAIM") will be in writing and will contain the following information to the extent reasonably available to such Indemnified Person:

                           (i) such Indemnified Person's good faith estimate of
                  the reasonably foreseeable maximum amount of the alleged IVG Damages (which amount may be the amount of damages claimed by a third-party plaintiff in an action brought against such Indemnified Person); and

                           (ii) a brief description in reasonable detail of the
                  facts, circumstances or events giving rise to the alleged IVG Damages based on such Indemnified Person's good faith belief thereof and the basis under this Agreement for such Claim, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Person) and copies of any formal demand or complaint.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 GOVERNING LAW; SPECIFIC PERFORMANCE; DISPUTE RESOLUTION. The laws of the State of Delaware (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments and other remedies at law would be inadequate in the case of any breach of the covenants contained herein and each party agrees that any other party shall be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such covenants. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in Chicago, Illinois and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                  (a) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                  (b) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law and experienced in mergers and acquisitions; PROVIDED, HOWEVER, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                  (c) PAYMENT OF COSTS. IVG and the Shareholders will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; PROVIDED, HOWEVER, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

                  (d) BURDEN OF PROOF. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                  (e) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                  (f) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                  (g) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

         12.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. No party may assign any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         12.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

         12.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

         12.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         12.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default of any succeeding breach or default. This Agreement may be amended by the parties at any time.

         12.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

         12.8 EXPENSES. Unless otherwise provided in the Agreement, each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, SES will pay at or immediately before the Closing the reasonable accounting and attorneys' fees and expenses and other fees and expenses incurred by SES in connection with the Merger. SES will not incur in connection with the Merger (and its related transactions, preparations and negotiations) expenses for fees and expenses of lawyers, accountants and other professionals in excess of $50,000, except in amounts mutually agreed between SES and IVG, unless any such fees or expenses incurred by SES in excess of the mutually agreed upon amount are paid by the Shareholders on or before the Closing (and if such payment is not made on or before the Closing, then SES may (but shall not be obligated to) pay such excess fees or expenses, in which event IVG will be entitled to be reimbursed by the Shareholders for such payment and, if not so reimbursed, IVG will be entitled to treat the amount of payment as IVG Damages recoverable under Section 11.2.

         12.9 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile, mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

         If to IVG:                 IVG Corp.
                                    13135 Dairy Ashford
                                    Suite 525
                                    Sugar Land, Texas 77478
                                    Attention:  Elorian Landers, President
                                    Phone:  (281) 295-8400
                                    Fax:    (281) 295-8440

         with a copy to:            Baker & McKenzie
                                    2300 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas  75201
                                    Attention:  Lawrence B. Mandala
                                    Phone:  (214) 978-3000
                                    Fax:    (214) 978-3099

         If to SES or
         the Shareholders:          SES-Corp., Inc.
                                    2851 High Meadow Circle
                                    Auburn Hills, Michigan  48326
                                    Attention:  Dennis Lambka
                                    Phone:  (248) 373-2000
                                    Fax:    (248) 373-3250

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 12.9.

         12.10 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. The language hereof will not be construed for or against either party. A reference to a section, schedule or exhibit refers to a section in, or a schedule or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. References in this Agreement to the knowledge of Cheyenne or SES (or similar phrases) refer to the actual knowledge of any one or more of the officers and directors of Cheyenne or SES and any of the Shareholders, each after due inquiry of its internal records or publicly available information; references in this Agreement to the knowledge of IVG (or similar phrases) refer to the actual knowledge of any one or more of its officers and directors after due inquiry of its internal records or publicly available information.

         12.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership among the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

         12.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

         12.13 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

         12.14 CONFIDENTIALITY. Except as expressly authorized by IVG in writing, SES and each Shareholder will not directly or indirectly divulge to any person or entity or use any IVG Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by SES in writing, IVG will not directly or indirectly divulge to any person or entity or use any SES Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "IVG CONFIDENTIAL INFORMATION" consists of (a) any information designated by IVG as confidential whether developed by IVG or disclosed to IVG by a third party, (b) the source code to any IVG software, and any trade secrets relating to any of the foregoing and (c) any information relating to IVG's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "SES CONFIDENTIAL INFORMATION" consists of (x) any information designated by SES as confidential whether developed by SES or disclosed to SES by a third party, (y) the source code to any SES software, and any trade secrets related to any of the foregoing and (z) any information relating to SES product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development or know-how. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

         Following any termination of this Agreement pursuant to Article 10, each party agrees that for a period of two years commencing March 30, 2001, such party will not initiate discussions with respect to prospective employment of the other party's employees.

         12.15 TIME IS OF THE ESSENCE. The parties acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

         12.16 ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the parties with respect to the subject matter hereof (including, without limitation, that certain letter of intent among them dated as of October 11, 2000). The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    IVG CORP.


                                    By: /s/ Elorian Landers
                                       -----------------------------------------
                                    Name: Elorian Landers
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------

                                    SES ACQUISITION 2001, INC.


                                    By: /s/ Elorian Landers
                                       -----------------------------------------
                                    Name: Elorian Landers
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------

                                    SES-CORP., INC.


                                    By: /s/ Dennis Lambka
                                       -----------------------------------------
                                    Name: Dennis Lambka
                                         ---------------------------------------
                                    Title: Chief Executive Officer
                                          --------------------------------------

                                    CHEYENNE MANGEMENT COMPANY, INC.


                                    By: /s/ Dennis Lambka
                                       -----------------------------------------
                                    Name: Dennis Lambka
                                         ---------------------------------------
                                    Title: Chief Executive Officer
                                          --------------------------------------

                                    SHAREHOLDERS:

                                    /S/ Dennis Lambka
                                    --------------------------------------------
                                    DENNIS LAMBKA


                                    /S/ Ronald Bray
                                    --------------------------------------------
                                    RONALD BRAY

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